Exhibit 5.1

[L&W Letterhead]

December 9, 2014

Sempra Energy

101 Ash Street

San Diego, California 92101

Re:

Registration Statement on Form S-8: 10,000,000 shares of common stock, no par value

(Sempra Energy Savings Plan; San Diego Gas & Electric Company Savings Plan; Southern California Gas Company Retirement Savings Plan)

Ladies and Gentlemen:

We have acted as special counsel to Sempra Energy, a California corporation (the “Company”), in connection with the registration by the Company of 10,000,000 shares of common stock of the Company, no par value (the “Shares”), issuable under the Sempra Energy Savings Plan, the San Diego Gas & Electric Company Savings Plan and the Southern California Gas Company Retirement Savings Plan (collectively, the “Plans”) and an indeterminate amount of plan interests in each of the Plans to be offered or sold pursuant to such Plans. The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2014 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined (i) the Plans and (ii) such other documents, records and instruments as we have deemed appropriate for the purpose of the opinion set forth herein. We also have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without independently verifying such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We are opining herein only as to the internal laws of the State of California (the “CCC”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in the circumstances contemplated by the Plans, assuming in each case that the individual issuances under the Plans are duly authorized by all necessary corporate action of the Company and duly issued in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the CCC.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

LATHAM & WATKINS LLP